Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST CFO ROBERT NIKL LEAVING TO JOIN VERIGY PTE LTD.
     FREMONT, Calif., May 30, 2006 – Asyst Technologies, Inc. (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced that Robert J. Nikl, senior vice president, finance, and chief financial officer, is leaving the company as of June 19, 2006 to take a similar position at Verigy Pte Ltd., a planned pre-IPO spin-off of Agilent Technologies (NYSE: A). The company has initiated a search for a replacement.
     Steve Schwartz, chairman and CEO of Asyst, said, “Bob Nikl built a strong finance organization in the U.S. and Japan, and drove programs that have substantially improved our financial processes and controls. These programs are still in place, as are the people who are leading these efforts. Bob is leaving to pursue a compelling new opportunity, and we wish him every success in his new role.”
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Except for statements of historical fact, the statements in this press release are forward-looking. The forward-looking statements include statements regarding the status of the company’s financial operations and controls, and the anticipated roles and contributions of members of the management team. The forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the ability to timely maintain and improve financial processes and controls, attract and retain a chief financial officer, retain other key members of management, and other risks described in the company’s Form 10-K for the year ended March 31, 2005 and other reports filed with the Securities and Exchange Commission.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Communications
952-935-6601